Exhibit 10.58

STATE OF NORTH CAROLINA	:
FIRST LEASE AMENDMENT
COUNTY OF WAKE	:

THIS FIRST LEASE AMENDMENT made and entered into this 8th day of February 2001 by and between DAVIS-SANDLER THREE LLC, a North Carolina limited liability company (hereinafter “Landlord”), and TOGETHERSOFT CORPORATION, a Delaware corporation (hereinafter “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease dated July 20, 2000 (the “Lease”) wherein Landlord leased to Tenant and Tenant leased from Landlord 25,668 rentable square feet of space located on the fifth (5th) floor of the building known as Centennial Campus Venture Center III, 900 Main Campus Drive, Raleigh, North Carolina (the “Building”); and

WHEREAS, Tenant desires to lease 25,714 additional rentable square feet of space located on the fourth (4th) floor of the Building, for a term of seventy-two (72) months, to which Landlord has agreed, all upon the terms and conditions as hereinafter set forth, and as set forth in the Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants of the Landlord and Tenant, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant hereby contract and agree each with the other as follows:

1. Upon the terms and conditions hereinafter set forth, Landlord leases to Tenant, and Tenant leases from Landlord, that certain space located on the fourth (4th) floor of the Building, containing approximately 25,714 rentable square feet of space ( the “Expansion Space”), all as more particularly shown on that floor plan attached hereto as Exhibit A and incorporated herein by reference, bringing the total rentable square feet leased by Tenant in the Building to 51,382 rentable square feet as of the Expansion Commencement Date (defined below).

2. The term for the Expansion Space shall be seventy two (72) months and shall commence on Substantial Completion of the Expansion Space Tenant Improvements (defined below)(the “Expansion Commencement Date”) and terminate on the last day of the seventy-second

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(72nd) full calendar month thereafter (“the Expansion Term”).

3. The initial Fixed Rent for the Expansion Space shall commence on the Expansion Commencement Date and be payable in equal monthly installments on or before the first day of each month in the amount of $50,035.16 per month ($23.35 per rentable square foot per year). The estimated Operating Expenses for the Expansion Space shall be payable by Tenant as provided in the Lease, based upon Tenant’s proportionate share thereof. Upon the first anniversary of the Expansion Commencement Date, and every twelve (12) months thereafter, Fixed Rent shall be increased Three percent (3%) per annum over the Fixed Rent for the previous twelve-month period.

4. Commencing on the Expansion Commencement Date, Tenant’s Proportionate Share of the Building is 42.89% and Tenant’s Proportionate Share of the Project is 15.33%. Tenant’s Proportionate Share of the Building for the Expansion Space only is 21.46% and Tenant’s Proportionate Share of the Project for the Expansion Space only is 7.67%.

5. Landlord shall, at its expense, up to, but not to exceed $18.50 per rentable square foot of the Expansion Space or Four Hundred Seventy Five Thousand Seven Hundred and Nine and No/100 ($475,709.00) (“Expansion Space Tenant Improvements Allowance”) construct Tenant’s improvements in the Expansion Space (the “Expansion Space Tenant Improvements”) as generally set forth in Section 4 of the Lease and in accordance with the plans and specifications as mutually agreed to by the parties hereto as set forth on Exhibit B to be attached hereto and incorporated herein by reference. Tenant shall be responsible for all Expansion Space Tenant Improvements costs exceeding said amount. Any excess Expansion Space Tenant Improvements costs exceeding said amount. Any excess Expansion Space Tenant Improvements costs exceeding Four Hundred Seventy Five Thousand Seven Hundred and Nine and No/100 ($475,709.00) shall be paid in full by Tenant to Landlord within ten (10) days of Tenant’s receipt of Landlord’s invoice covering same. If payment of the excess Expansion Space Tenant Improvements costs are not received by Landlord when due, Tenant shall be in default of the Lease and, in addition, such unpaid amounts shall accrue interest at the rate of fifteen percent (15%) per annum. Note that approximately $3.00 per rentable square foot of the Expansion Space Tenant Improvements Allowance is comprised of VAV boxes (installed at a rate of 1 per 950 useable square feet), parabolic lights (purchased and inventoried at a rate of 1 per 80 useable square feet), and ceiling grid and acoustical tile (purchased

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and inventoried). Subject to the execution by Tenant of this Second Lease Amendment and delivery thereof to Landlord on or before February 5, 2001 and the completion of mutually acceptable plans and specifications comprising Exhibit B on or before January 19, 2001, if Landlord has not attained Substantial Completion of the Expansion Space Tenant Improvements on or before May 16, 2001 for the fifth (5th) floor and May 22, 2001 for the fourth (4th) floor, subject to extension for any Tenant Delay Factors and any delays caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefore, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord (collectively, “Force Majeure Matters”), Tenant shall be entitled to receive a Rent credit against the Rent next coming due hereunder equal to $500.00 per day for each day between such deadline (as same may be extended as described above) and the date that Landlord attains Substantial Completion of the Expansion Space Tenant Improvements.

6. Tenant shall pay Landlord an additional Security Deposit of $50,035.16 upon execution of this Lease.

7. In addition to the letter of credit required in the original Lease (the “Original Letter of Credit”), not more than seven (7) days after the written request of Landlord, Tenant shall obtain and deliver to Landlord, an irrevocable, unconditional letter of credit (the “Second Letter of Credit”) in the amount requested by Landlord (but in no event shall the amount be in excess of Six Hundred Thousand and No/100 Dollars [$600,000.00]) payable to Landlord in the event that Tenant is in default of the Lease as hereby amended, after the applicable cure period, if any. The Second Letter of Credit shall be issued by a bank approved by Landlord, automatically renew annually, and be in form and content acceptable to Landlord. Landlord and Tenant hereby agree that, notwithstanding anything to the contrary in the Lease, the Original Letter of Credit shall, except as to amount, be made to have the same terms and conditions as the Second Letter of Credit as set forth herein. Tenant has provided Landlord with its projected financial statement (its “Budget”) for the year 2001, a copy of which is attached hereto and incorporated herein by reference as Exhibit C. Beginning with the year 2001, Tenant shall provide Landlord with a copy of its audited year-end financial

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statement for each of the first three calendar years during the Lease term, and (i) if the 2001 statement confirms that Tenant’s net income for 2001 meets or exceeds the amount shown on Exhibit C, (ii) if the audited financial statements in 2002 and 2003 confirm that Tenant’s net income meets or exceeds the previous year’s, and (iii) if Tenant is not then, and has not previously been in default under any of the terms of the Lease after the applicable cure period, if any, then Tenant’s future obligation to renew and provide Landlord with the Original Letter of Credit and the Second Letter of Credit shall, upon Tenant’s written request, be waived by the Landlord. Should any of the aforesaid annual financial statements fail to confirm the aforesaid net income requirement, then Tenant’s obligation to renew and provide Landlord with the Original Letter of Credit and the Second Letter of Credit shall continue until Tenant has, in three separate years, earned annual net income that meets or exceeds that amount shown for 2001 in Exhibit C, whereupon, subject to (iii) above, Landlord’s waiver of such obligation shall occur upon Tenant’s written request.

8. Tenant represents and warrants that it has not had dealings with any real estate broker, finder or other person, with respect to this Amendment and the Expansion Space in any manner. Tenant shall indemnify and hold Landlord harmless from any and all damages resulting from any current or future claims that may be asserted against Landlord by any broker, finder or other person, claiming to have dealt with Tenant in connection with this Amendment and the Expansion Space. The provisions of this paragraph shall survive the termination of this Amendment and the Lease.

9. Except as amended herein, Landlord and Tenant acknowledge and agree that all other terms, conditions and provisions of the Lease not otherwise inconsistent herewith shall apply to the Expansion Space and the original Premises and otherwise remain in full force and effect. Unless otherwise herein amended, all defined terms from the Lease used herein shall have the same meanings as used in the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment all as of the day and year first above written.

[Signatures on next page]

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LANDLORD:

DAVIS-SANDLER THREE LLC, a North Carolina
limited liability company

By:	/s/ CRAIG M. DAVIS
Name:	Craig M. Davis
Title:	Manager

TENANT:

TOGETHERSOFT CORPORATION
a Delaware corporation

By:	/s/ PETER COAD
Name:	Peter Coad
Title:	President

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EXHIBIT A

[GRAPHIC APPEARS HERE]

VENTURE CENTER III

Approximately 25,714 Square Feet

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EXHIBIT B

[TO BE PROVIDED]

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EXHIBIT C

TogetherSoft Corporation

2001 Budget

	1st. Qtr.	2nd. Qtr.	3rd. Qtr.	4th. Qtr.	Total
INCOME STATEMENT
Net Revenue
Product Revenue	11,845,003	18,764,997	28,475,000	42,989,223	102,074,223

Cost of Revenue
Product Revenue	118,440	187,660	284,730	429,870	1,020,700

	118,440	187,660	284,730	429,870	1,020,700

Gross Profit
Product Sales	18,451,560	38,047,340	64,025,270	84,570,130	205,094,300

- Total Gross Profit	11,726,563	18,577,337	28,190,270	42,559,353	101,053,523
% to Sales	99.0%	99.0%	99.0%	99.0%	99.0%

Operating Expenses
Sales	2,385,537	3,836,965	5,324,311	6,365,896	17,912,709
Marketing	1,065,267	2,552,685	2,311,697	2,426,029	8,355,679
Business Development	314,093	564,236	810,889	837,178	2,526,397
Workshops/Professional Svs	1,803,013	2,547,563	3,334,417	3,743,328	11,428,320
R&D	1,890,795	2,172,874	2,518,434	2,792,363	9,374,467
Depreciation Expense	131,133	227,717	292,300	371,383	1,022,533
Finance and General	1,443,998	1,686,927	1,894,939	1,921,873	6,947,738
Administrative	2,208,277	3,032,459	3,819,660	4,483,301	13,543,696

Total Operating Exp.	11,242,114	16,621,425	20,306,648	22,941,354	71,111,540

EBIT	484,449	1,955,912	7,883,622	19,617,999	29,941,983
% to Sales	4.1%	10.4%	27.7%	45.6%	29.3%

Income Taxes (40%)	193,780	782,365	3,153,449	7,847,200	11,976,793
Interest Income (Expense)	—	—	—	—	—

Net Income	290,669	1,173,547	4,730,173	11,770,800	17,965,190

% to Sales	2.5%	6.3%	16.6%	27.4%	17.6%

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THIS LEASE made this             day of July, 2000 by and between Landlord and Tenant.

PARAGRAPH 1

REFERENCE DATA

PARAGRAPH 1.1 BASIC INFORMATION AND PROVISIONS

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Paragraph 1.1:

LANDLORD: Davis-Sandler Three LLC, a North Carolina limited liability company

MANAGING AGENT: Craig Davis Properties, Inc.

MANAGING AGENT’S ADDRESS: 3605 Glenwood Avenue, 435 Glenwood Plaza, Raleigh, North Carolina 27612

LANDLORD’S REPRESENTATIVE: Richard H. Strader

TENANT’S SPACE (the “Premises”): 25,668 rentable square feet located on the fifth floor of the Building

BUILDING: Centennial Campus Venture Center “III”, 900 Main Campus Drive, Raleigh, North Carolina and associated parking structure

PROJECT: Venture Center at Centennial Campus, currently comprised of 335,185 rentable square feet in three buildings, Venture I, II and III, and all associated land, improvements, infrastructure and parking structure.

TENANT: Togethersoft Corporation, a Delaware Corporation

TENANT’S ADDRESS (prior to occupancy): 920 Main Campus Drive, Suite 410, Raleigh, North Carolina 27606

NAME AND ADDRESS TO SEND RENT MADE PAYABLE TO DAVIS-SANDLER TWO, L.L.C.: Craig Davis Properties, Inc., 3605 Glenwood Avenue, 435 Glenwood Plaza, Raleigh, North Carolina 27612

TENANT’S REPRESENTATIVE: Mr. Frank Baker

INITIALS:

Landlord:	CMD

Tenant:	PC

TOTAL RENTABLE FLOOR AREA OF THE BUILDING: 119,812 square feet

TENANT’S DESIGN COMPLETION DATE: February 1, 2001

Check one: Complete Plans X Interior selections

TERM COMMENCEMENT DATE: Upon Substantial Completion of the Tenant Improvements

RENTAL COMMENCEMENT DATE: Except as may be otherwise provided herein, thirty (30) days after the Term Commencement Date, except Tenant shall pay its proportionate share of Landlord’s base operating expenses upon the Term Commencement Date

TERM EXPIRATION DATE: Eighty-Five (85) months after the Term Commencement Date

INITIAL LEASE TERM: Eighty-Five (85) months

INITIAL FIXED RENT:

$599,347.80/yr.	$49,945.65/mo.	($23.35/r.s.f./yr.)

LANDLORD’S BASE OPERATING

EXPENSES ALLOCABLE

TO TENANT**

$147,591.00/yr.	$12,299.25/mo.	($5.75/r.s.f./yr.)

**	LANDLORD’S BASE OPERATING EXPENSES (ESTIMATED):

$688,919.00/yr.	$57,409.92/mo.

($5.75 per rentable square foot/yr.)

  TENANT’S PROPORTIONATE SHARE OF THE BUILDING:

21.42%

  TENANTS’ PROPORTIONATE SHARE OF THE PROJECT:

7.66%

INITIALS:

Landlord:	CMD

Tenant:	PC

ESCALATIONS:

Upon the first anniversary of the Rental Commencement Date, and every twelve (12) months thereafter, Fixed Rent shall be increased three percent (3%) per annum over the Fixed Rent for the previous twelve-month period.

TENANT IMPROVEMENTS REIMBURSEMENT TO LANDLORD: Landlord will provide a Tenant Improvements Allowance of up to $18.50 per rentable square foot (Four Hundred Seventy Four Thousand Eight Hundred Fifty Eight and No/100 Dollars ($474,858.00)) and Tenant shall be responsible for all Tenant Improvements costs exceeding said amount. Any excess Tenant Improvements costs exceeding Four Hundred Seventy Four Thousand Eight Hundred Fifty Eight and No/100 Dollars ($474,858.00) shall be paid in full by Tenant to Landlord within ten (10) days of Tenant’s receipt of Landlord’s invoice covering same. Note that $3.00 per rentable square foot of Tenant Improvements Allowance is comprised of VAV boxes (installed at a rate of 1 per 950 useable square feet), parabolic lights (purchased and inventoried at a rate of 1 per 80 useable square feet), and ceiling grid and acoustical tile (purchased and inventoried).

SECURITY DEPOSIT: $49,945.65 (To be paid upon the execution of this Lease)

GUARANTORS: N/A

PERMITTED USES: Office and Administrative

TENANT’S PUBLIC LIABILITY INSURANCE: Commercial General Liability insurance policies or Comprehensive General Liability insurance policies with a Broad Form

Comprehensive Liability Endorsement including Contracted Insurance and with a combined single limit of at least $1,000,000.00 per occurrence on a per location basis and including:

Bodily Injury:	$1,000,000.00

Property Damage:	$1,000,000.00

INITIALS:

Landlord:	CMD

Tenant:	PC

PARAGRAPH 1.2 EXHIBITS

The exhibits listed below when checked are incorporated in this Lease and made a part by reference.

X	EXHIBIT A	The Premises

X	EXHIBIT B	Plans and Specifications for Tenant Improvements (herein so called)

X	EXHIBIT C	Building Rules and Regulations

X	EXHIBIT D	Legal Description of Lot on which Building is located

N/A	EXHIBIT E	Lease Guaranty

X	EXHIBIT F	Radioactive Materials/Radioactive Equipment Requirements

PARAGRAPH 1.3 SPECIAL PROVISIONS

Any special terms or provisions of this Lease, if not typed below, are attached immediately following this page as page(s) 7, and all such terms and provisions are and shall be considered a part of this Lease. In the event any special terms or provisions conflict with any other term or provision of this Lease, the special terms and provisions shall control.

INITIALS:

Landlord:	CMD
Tenant:	PC

SPECIAL PROVISIONS

1. After Hours Extraordinary utilities. Landlord estimates that the additional costs resulting from Tenant’s extraordinary usage of Roof Top HVAC Units shall be approximately $20.00 per hour per roof top unit for the first Lease Year, with such costs to increase yearly at reasonable rates. The after hours extraordinary usage shall only be for those periods specifically requested by Tenant’s representative.

2. Irrevocable, Unconditional Letter of Credit. Not more than seven (7) days after the written request of Landlord, Tenant shall obtain an irrevocable, unconditional letter of credit in the amount requested by Landlord (but in no event shall the amount be in excess of Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00)) payable to Landlord in the event that Tenant is in default of this Lease after the applicable cure period, if any. The letter of credit shall be issued by a bank approved by Landlord and shall be in a form approved by Landlord. On the condition that Tenant has fully complied with all the terms and conditions of this Lease and is not and has not been in default under any of the terms hereof after the applicable cure period, if any, the letter of credit may provide a termination date of not earlier than the last day of the twelfth month following the Rental Commencement Date.

LEASE

STATE OF NORTH CAROLINA	:
COUNTY OF WAKE	:

W I T N E S S E T H :

Upon the terms and conditions contained in Paragraph 1 and those enumerated Paragraphs hereinafter set forth, Landlord Leases to Tenant and Tenant leases from Landlord property referred to as the Premises, all as follows:

2. PREMISES. The property hereby leased to Tenant is the space shown on Exhibit A hereto attached (the “Premises”).

3. TERM. This Lease shall commence upon the earlier to occur of (i) Substantial Completion (hereinafter defined) of the Tenant Improvements (in which case such date shall automatically become the Term Commencement Date for this Lease) or (ii) the Term Commencement Date, and shall terminate (unless terminated earlier as herein provided) on the Term Expiration Date (the foregoing period shall be referred to herein as the “Initial Lease Term”).

4. CONSTRUCTION. Unless otherwise provided in the Special Provisions section of the Lease, Landlord agrees to cause to be completed the upfitting work on the Premises in accordance with the plans and specifications to be set forth on Exhibit B (the “Tenant Improvements”), subject to the other provisions of this Paragraph. Landlord, upon achieving Substantial Completion of the Tenant Improvements (hereinafter defined), except for punchlist items which Landlord will diligently pursue the completion of within thirty (30) days of Substantial Completion, shall provide Tenant with written notice confirming the Term Commencement Date. The allowances, if any, being provided to Tenant for the Tenant Improvements are recited in Section 1.1 of this Lease.

Tenant shall, on or before Tenant’s Design Completion Date, provide to Landlord for its reasonable approval:

(A) If “Complete Plans” is marked in Paragraph 1.1, complete sets of construction drawings and specifications prepared at Tenant’s expense (as part of the allowance for Tenant Improvements as specified in Paragraph 1.1 herein) by an architect approved by Landlord, and Landlord’s engineer, including, but not limited to:

(i)	Furniture and Equipment Layout Plans

(ii)	Dimensioned Partition Plans

(iii)	Dimensioned Electrical and Telephone Outlet Plans

(iv)	Reflected Ceiling Plans

(v)	Door and Hardware Schedules

(vi)	Room Finish Schedule, including wall, carpet and floor tile colors

(vii)	Electrical and Mechanical Engineering Plans

(viii)	All necessary construction details and construction plans for work not specified in Exhibit B.

(B) If “Interior Selections” is marked in Paragraph 1.1, all applicable wall finish, carpet, and floor tile colors shall be selected by Tenant and submitted to Landlord for approval.

Landlord’s and Tenant’s representatives shall initial the Complete Plans or the Interior Selections after the same have been submitted by Tenant and approved by Landlord, which approval, if forthcoming, shall be within twenty (20) days of submittal to Landlord’s project manager or representative, the identity of which Landlord will make known to Tenant. If no response is given by Landlord to Tenant after this twenty-day period, the Complete Plans and/or Interior Selections shall be deemed to be approved. If same are not approved by Landlord, the reasons for such disapproval shall be given to Tenant, and Tenant shall be given the opportunity to resubmit for approval.

Tenant’s interior furnishings, i.e., specification, coordination, supply and installation of furniture, furnishings, telephones, data cabling and movable equipment, will be the responsibility of Tenant, and later changes or additions shall be coordinated with any work being performed by Landlord and Tenant in such manner as to maintain harmonious labor relations and not damage the Building or Lot or interfere with building operations. Except for the installation of furniture and furnishings, and the installation of telephone service which must be performed by the local telephone company at Tenant’s direction and expense, unless otherwise provided in the Special Provisions section of the Lease, all such work shall be performed by Landlord’s general contractor and Tenant shall pay therefor the Tenant Improvements Reimbursement to Landlord and an additional amount equal to the cost of any changes from the plans and specifications in Exhibit B, including the cost to Landlord of the general contractor’s overhead and profit, which amount shall be due and payable, as additional rent, on the Term Commencement Date. Landlord will not be required to approve any construction, alterations, or additions requiring unusual expense to readapt the Premises to normal office use on lease termination or increasing the cost of construction, insurance or taxes on the Building or of Landlord’s services as provided herein unless Tenant first gives assurances acceptable to Landlord that readaptation will be made prior to such termination without expense to Landlord. Landlord also will not be required to approve any alterations or additions requested by Tenant which, in Landlord’s reasonable opinion, will delay completion of the Premises or the Building. All changes and additions affixed to the Premises, at Landlord’s election, shall be and remain part of the Building except such items as by writing at the time of approval the parties agree either shall be removed by Tenant on termination of this Lease, or shall be removed or left at Tenant’s election.

Landlord shall proceed with and complete the construction of the Tenant Improvements. As soon as such improvements have been Substantially Completed (hereinafter defined), Landlord shall notify Tenant in writing of the date that the Tenant Improvements were Substantially Completed. Such date, unless an earlier date is specified as the Term Commencement Date in this Lease or otherwise agreed to in writing between Landlord and Tenant, shall be the “Term Commencement Date,” unless the completion of such improvements was delayed due to any act or omission of, or delay caused by, Tenant including, without limitation, Tenant’s failure to approve plans, complete submittals or obtain permits within the time periods agreed to by the parties or as reasonably required by Landlord, in which case the Term Commencement Date shall be the date such improvements would have been completed but for the delays caused by Tenant. The Tenant Improvements shall be deemed substantially completed (“Substantially Completed”) after the issuance of a certificate of occupancy by the appropriate governmental authority. Upon the earlier to occur of Tenant’s occupancy of the Premises or the issuance of a certificate of occupancy, Tenant shall, upon Landlord’s request, execute and deliver to Landlord a letter of acceptance of delivery of the Premises.

Landlord shall permit Tenant and Tenant’s contractors (if applicable) access for installing equipment and furnishings in the Premises prior to the Term Commencement Date when it can be done without material interference with remaining work as determined by Landlord in its sole discretion. Landlord acknowledges joint access may occur and agrees to cooperate fully with Tenant’s general contractor and subcontractors.

In the event of Tenant’s failure to comply with the provisions of this Paragraph to submit information, to deliver construction drawings and specifications which meet Landlord’s reasonable approval, or if applicable, to complete construction of the Tenant Improvements, Landlord shall, at Landlord’s option exercisable by notice to Tenant, have the rights provided under Paragraph 16 of this Lease.

All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. Either party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Landlord’s obligations under this Paragraph shall be deemed to have been performed when Tenant commences to occupy any portion of the Premises for the Permitted Uses except for items which are incomplete or do not conform with the requirements of this Paragraph and as to which Tenant shall in either case have given written notice to Landlord prior to such commencement. If Tenant has not commenced to occupy the Premises within thirty (30) days after they are deemed ready for occupancy as provided in this Paragraph, a certificate of completion by Landlord’s licensed architect or registered engineer shall be conclusive evidence that Landlord has performed all such obligations except for items stated in such certificate to be incomplete or not in conformity with such requirements.

5. USE. The Premises shall be used solely for the purposes set forth in Paragraph 1.1 of this Lease, but not for any other purpose without Landlord’s prior written consent. Tenant shall never make any use of the Premises which is in violation of any governmental laws, rules or regulations, whether now existing or hereafter enacted, or which use is not permitted, or otherwise prohibited, by any restrictive covenants which apply to the Premises. Nor may Tenant make any use which may or shall constitute a nuisance or trespass, or which increases the fire insurance premiums, or makes such insurance unavailable to Landlord on the Building. In the event of an increase in Landlord’s fire insurance premiums which specifically result from Tenant’s use or occupancy of the Premises, Tenant shall pay Landlord, on demand, the amount of such increase, and failure to do so shall be a default hereunder.

6. RENT. All rent payable by Tenant shall be paid at the address set forth in Paragraph 1.1, shall be without previous demand or notice therefor by Landlord, and paid without set off or deduction. The initial monthly Fixed Rent payment as set forth in Paragraph 1.1, shall be payable upon the execution hereof and thereafter shall be payable in advance on or before the first day of each calendar month during the Initial Lease Term of this Lease, unless the Initial Lease Term commences on a day other than the first day of a calendar month, in which event Fixed Rent shall be prorated on a per diem basis at the stated rate for the remainder of the month. In addition to such remedies as may be provided under the Default provisions of this Lease, Landlord shall be entitled to a late charge of five percent (5%) of the amount of each monthly rent payment not received by the fifth day of the month for which due, and a charge of the lower of the highest lawful bad check fee or five percent (5%) of the amount of such check given by Tenant when such check is not paid when first presented to the bank on which it is drawn for payment. Additionally, any amount payable to Landlord by Tenant under this Lease, not paid within five (5) days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or fifteen percent (15%) per year.

7. ADDITIONAL RENT.

(a) For each twelve month period following the preceding twelve full months of this Lease, Tenant shall pay as Additional Rent an amount calculated in accordance with the provisions of this Paragraph 7(c), and as otherwise provided herein. Tenant shall further pay as Additional Rent any sales or use tax that may in the future be imposed on rents collected by Landlord. If any such sales or use tax shall be imposed upon Landlord, and Landlord shall be prohibited by applicable law from collecting the amount of such tax from Tenant as Additional Rent, then Landlord, upon ninety (90) days prior written notice to Tenant, may terminate this Lease.

(b) Tenant’s Proportionate Share of Landlord’s Base Operating Expenses relating to the Building and the Project shall be calculated by dividing the total rentable square footage of the Premises by the total rentable square footage of the Building and the Project respectively. As of the date hereof, the Tenant’s Proportionate Share of Landlord’s Base Operating Expenses relating to the Building and the Project is as stated in Paragraph 1.1. Landlord may equitably increase or decrease Tenant’s Proportionate Share of the Project and/or Premises based on the physical size of the Premises, the Building and/or the Project changing.

(c) Annual Operating Expense Adjustments. If in any calendar year during the Initial Lease Term hereof, the Landlord’s Operating Expenses (as defined herein) exceed the Landlord’s Base Operating Expenses (such excess being hereafter referred to as the “Operating Expense Differential”), then as Additional Rent for that year, Tenant shall pay to Landlord, within the time period set forth herein, the Tenant’s Proportionate Share of the Operating Expense Differential.

Statements showing the actual Landlord’s Operating Expenses, and the Tenant’s proportionate share thereof (hereinafter referred to as the “Statement of Actual Adjustment”), shall be delivered by Landlord to Tenant after the end of each calendar year in which Additional Rent is paid or due by Tenant under provisions hereof. Within fifteen (15) days after written notice by Landlord to Tenant of such Statement of Actual Adjustment, Tenant shall pay to Landlord the amount of any Additional Rent shown as being due and unpaid thereon.

Commencing with the first month of the second full calendar year of the Initial Lease Term, and each and every calendar year thereafter, there shall be added to Tenant’s monthly payments an amount to cover Tenant’s Proportionate Share of the Operating Expense Differential for the year in progress as reasonably estimated by Landlord. Said monthly payments (as estimated by Landlord) shall be paid by Tenant. Should the Statement of Actual Adjustment show the Tenant had paid to

Landlord an amount that exceeded Tenant’s Proportionate Share of the actual Landlord Operating Expenses and Tenant is not in default hereunder or has cured any such default, Landlord shall adjust Tenant’s rental payments if any credit is shown to be due Tenant, except at the end of the Initial Lease Term at which time should Tenant not renew and vacate any credit due Tenant shall be refunded by Landlord within thirty (30) days thereafter.

If the final months of this Lease should be less than a full twelve (12) month term, the amount shown as due by Tenant on the Statement of Actual Adjustment shall reflect a proration based on the proportion that the number of days this Lease was in effect during such lease year bears to 360. Landlord’s right to recover its Operating Expenses Differential shall survive the termination of this Lease.

If in the twelve-month period preceding the computation of each Operating Expense Differential, the occupancy of the net rentable area of the Building averages less than ninety-five percent (95%), then it is agreed that the Landlord’s Operating Expenses will be adjusted for such year so that such Operating Expenses shall be computed as though the net rentable area of the Building has been ninety-five percent (95%) occupied for such calendar year. All such expense categories will be accounted for and reported on an accrual basis.

The term “Landlord’s Operating Expenses” shall include all costs of operation, maintenance, repair, and management of (i) the Building, (ii) the Project, and (iii) the personal property used in conjunction therewith all as determined by standard accounting practices.

The definition of “Landlord’s Operating Expenses” includes, but not by way of limitation, the following: real estate taxes on the Building; ground rents; if any, installments and interest on assessments for public betterment or public improvements; expenses of any proceedings for abatement of taxes and assessments; premiums for insurance; reasonable compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in the operating, maintaining, or cleaning of the Building, provided these costs are consistent with market rates; steam, water, sewer, electricity, gas, telephone, and other utility charges for the Building not billed directly to tenants by Landlord or the utility company; costs of building and cleaning supplies and equipment (including rental); cost of maintenance, cleaning, and repairs, cost of snowplowing or removal, or both, and care of landscaping; payments to the independent contractors under service contracts for cleaning, operating, managing, maintaining and repairing the Building (which payments may be to affiliates of Landlord provided the same are at rates consistent with local market practices and with the type of occupancy and the services rendered); reasonable pro rata rental costs associated with providing the managing agent space for an office in the office park of which the Building is a part; the Building’s pro rata share (as reasonably determined by the Landlord) of the cost of operating, maintaining and repairing the common areas and facilities (such as, but not limited to, snowplowing, landscaping, common area and street lighting, security and management); if the Building is located, either in whole or in part, on a lot which is ground leased, the Building’s pro rata share of all fixed or additional rents or charges payable with respect to such ground lease; and all other necessary expenses paid in connection with the operation, cleaning, management, maintenance and repair of the Building and Project, or either, and properly chargeable against new income, it being agreed that if Landlord installs a new or replacement capital item for the purpose of reducing Landlord’s Operating Expenses, the cost thereof as amortized by Landlord with interest on the unamortized amount shall be included in Landlord’s Operating Expenses. The Statement of Actual Adjustment shall show the average number of square feet of the Building which were vacant for the preceding lease year or fraction thereof.

The definition of “Landlord’s Operating Expenses” shall exclude, but not by way of limitation, depreciation on the Building in which the Premises are situated or equipment therein, executive salaries, real estate broker’s commissions, capital expenditures not otherwise included herein, or other expenses that do not directly relate to the operation of the Building.

Upon reasonable notice to Landlord, and during normal business hours, Tenant shall have a right to inspect and audit the books and records of Landlord, at the office of its managing agent, relating to the Operating Expenses.

8. SERVICES BY LANDLORD. Provided that Tenant is not then in default, Landlord shall cause to be furnished to the Premises, in common with other tenants, during normal operating hours as stated in the Rules and Regulations attached hereto as Exhibit C (the “Normal Operating Hours”) (excluding national or state holidays), the following services; janitorial services (once per working day after Normal Operating Hours), water (if available from city mains) for drinking, lavatory and toilet purposes, operatorless elevator service and heating and air conditioning for the reasonably comfortable use and occupancy of the Premises, provided heating and cooling conforming to any governmental regulation prescribing limitations thereon shall be deemed to comply with this service. Notwithstanding the foregoing, Tenant and its invitees shall have 24-hour access to the Premises, including heating and air conditioning and electricity, with after-hours charges assessed to Tenant. Landlord shall furnish the Premises with electricity for standard fluorescent lighting and incandescent fixtures, and shall service and maintain same at Landlord’s expense. Table lamps, all lighting other than the aforesaid standard fluorescent and incandescent lighting, dimmers and all lighting controls other than controls for the aforesaid building standard fluorescent and incandescent lighting shall be serviced and maintained at Tenant’s expense. Landlord shall also furnish the Premises, at no additional cost, with heating and air conditioning and with electricity for lighting and for the operation of general office machines, such as electric typewriters, desk top computers, word processing equipment, dictating equipment, adding machines and calculators, and general service non-production type office copy machines. Landlord shall have the right to enter and inspect the Premises and all electrical devices therein from time to time, with reasonable advance notice where possible. All additional costs resulting from Tenant’s extraordinary usage of heating, air conditioning or electricity shall be paid each month by Tenant as Additional Rent. Tenant shall not install any equipment having extraordinary electrical requirements without Landlord’s prior written consent, which Landlord may withhold if it determines that in its reasonable opinion such equipment may not be safely used in the Premises or that electrical service as installed is not adequate therefor. If such consent is not withheld by Landlord, such equipment may be installed by Tenant at Tenant’s sole expense, provided the Building can accommodate such modification safely. If heat generating machines or equipment shall be used in the Premises by Tenant which affect the temperature as normally maintained by the heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in the Premises and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant.

Landlord shall further provide a reasonable amount of unreserved free parking, in common with the other tenants, for Tenant’s employees and visitors (though not to exceed four (4) spaces per one thousand (1,000) useable square feet leased), unless Tenant pays for additional spaces if available, as provided elsewhere herein.

So long as Landlord acts reasonably and in good faith, there shall be no abatement or reduction of rent by reason of any of the foregoing services not being continuously provided to Tenant. Landlord shall diligently pursue the restoration of all discontinued services.

Tenant shall report immediately to Landlord any defective condition in or about the Premises which becomes known to Tenant and if failure to promptly report such defective condition results in other damage that Landlord could have avoided, Landlord shall not be responsible for same.

9. TENANT’S ACCEPTANCE AND MAINTENANCE OF PREMISES; LANDLORD’S DUTIES AND RIGHTS. Tenant, on occupancy of the Premises, represents to Landlord that it has examined and inspected the same, finds the Premises to be as represented by Landlord and satisfactory for Tenant’s intended use, and constitutes Tenant’s acceptance “AS IS”, subject to incomplete items about which Tenant notifies Landlord for which Landlord is responsible as provided herein. Landlord shall diligently and immediately pursue the completion of such incomplete items. Tenant shall deliver at the end of this Lease each and every part of the Premises in good repair and condition, reasonable wear and tear and damage by insured casualty only excepted. Tenant shall: (i) keep the Premises and fixtures in good order; (ii) make repairs and replacements to the Premises or Building needed because of Tenant’s misuse or negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance; (iii) repair and replace special equipment or decorative treatments installed by or at Tenant’s request that serve the Premises only, except (A) to the extent the repairs or replacements are needed because of Landlord’s misuse or negligence, but not then if covered by Tenant’s insurance or the insurance Tenant is required to carry under this Lease; or (B) if the Lease is ended because of casualty loss or condemnation; and (iv) not commit waste. Tenant, however, shall make no structural or interior alterations of the Premises which are not in compliance with all then existing applicable codes, ordinances, laws and regulations, and no alterations may be made without Landlord’s prior written consent, which consent will not be unreasonably withheld. Any work performed by Tenant shall be done in a good and workmanlike manner, and so as not to unreasonably disturb or inconvenience other tenants in the Building. Tenant shall provide Landlord with at least ten (10) business days’ advance written notice of the commencement of any such alterations to the Premises, and upon receipt of written approval from Landlord, these alterations shall be deemed to be permitted. Tenant shall not at any time permit any work to be performed on the Premises except by duly licensed contractors or artisans, each of whom must carry workmen’s compensation and general public liability insurance reasonably satisfactory to Landlord, certificates of which shall be furnished to Landlord prior to commencement of any such work. Tenant shall never do any work which results in a claim of lien against Landlord. Tenant shall cause any lien filed against Tenant’s interest in the Premises to be either cancelled or released pursuant to NCGS 44A-16 within thirty (30) days after such lien has been filed. On termination of this Lease, or vacation of the Premises by Tenant, Tenant shall restore the Premises at Tenant’s sole expense to the same condition as existed at the commencement of the Initial Lease Term, ordinary wear and tear and damage by insured casualty only excepted. Landlord, however, may elect to require Tenant to leave alterations made by Tenant unless at the time of such alterations Landlord agreed in writing they could be removed upon expiration of this Lease.

Except for repairs and replacements that Tenant must make under this Paragraph, Landlord shall pay for and make all other necessary repairs and replacements to the Premises, the common areas and the Building (including Building fixtures and equipment).

Landlord shall make the repairs and replacements required to maintain the Building in a condition comparable to other comparable office buildings in the same geographical area. This maintenance shall include, but not be limited to, the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems, such as mechanical, electrical, HVAC, and plumbing. Repairs or replacements required under this Paragraph shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice or having actual knowledge of the need for such repair or replacement.

Notwithstanding anything to the contrary set forth above in this Paragraph, if Tenant does not perform its maintenance obligations in a timely manner as set forth in this Lease, commencing the same within five (5) days of receipt of notice from Landlord specifying the work needed and thereafter diligently and continuously pursuing to completion all unfulfilled maintenance obligations, Landlord shall have the right, but not the obligation, to perform such maintenance, and any amounts so expended by Landlord shall be paid by Tenant to Landlord within thirty (30) days after demand, with interest at the lower of the maximum rate allowed by law or 15% per annum, from the date of expenditure through the date paid.

10. DAMAGES TO PREMISES. If the Premises shall be partially damaged by fire or other casualty insured under Landlord’s insurance policies, and if Landlord’s lender(s) shall permit insurance proceeds paid as a result thereof to be so used, then upon Landlord’s receipt of the insurance proceeds, Landlord shall, except as otherwise provided herein, promptly repair and restore the same as hereinafter defined (exclusive of trade fixtures, equipment, furnishings, decorations, signs, and contents); limited, however, to the extent of the insurance proceeds actually received by Landlord. If by reason of such occurrence: (a) the Premises are rendered wholly untenantable; or (b) the Premises are damaged in whole or in part as a result of a risk which is not covered by Landlord’s insurance policies; or (c) Landlord’s lender does not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; or (d) the Premises are damaged in whole or in part during the last year of the Initial Lease Term; or (e) the Building containing the Premises is damaged (whether or not the Premises are damaged) to an extent of fifty percent (50%) or more of the fair market value thereof, Landlord may elect either to repair the damage as aforesaid within one hundred twenty (120) days of damage, or to cancel this Lease by written notice of cancellation given to Tenant within sixty (60) days after the date of such occurrence, and thereupon this Lease shall terminate. Tenant shall vacate and surrender the Premises to Landlord within thirty (30) days after receipt of such notice of termination. In addition, Tenant may also terminate this Lease by written notice given to Landlord at any time between the one hundred twenty-first (121st) and one hundred fiftieth (150th) day after the occurrence of any such casualty, if Landlord has failed to restore the damaged portions of the Building (including the Premises) within one hundred twenty (120) days of such casualty. However, if Landlord is prevented by strike, act of God, unavailability of materials, weather, Tenant induced delays or other cause beyond its reasonable control, from completing the restoration within said one hundred twenty (120) day period, then Landlord shall have an additional period beyond said one hundred twenty (120) days, equal to the period Landlord is delayed by causes beyond its reasonable control, in which to restore the damaged areas of the Building; and Tenant may not elect to terminate this Lease until said additional period required for completion has expired with the Building not having been substantially restored. In such case, Tenant’s termination period shall begin to run upon the expiration of Landlord’s additional period for restoration set forth in the preceding sentence. Upon the termination of this Lease as aforesaid, Tenant’s liability for all rent and other charges reserved hereunder shall cease as of the effective date of the termination of this Lease, subject, however, to the provisions for the prior abatement of Rent hereinafter set forth.

Unless this Lease is terminated as aforesaid, this Lease shall remain in full force and effect, and Tenant shall promptly repair, restore, or replace Tenant’s improvements, trade fixtures, decorations, signs, and contents in the Premises in a manner and to a condition substantially equal to that existing prior to their damage or destruction, and the proceeds of all insurance carried by Tenant on said property shall be held in trust by Tenant for the purposes of such repair, restoration, or replacement.

If, by reason of such fire or other casualty, the Premises are rendered wholly untenantable, all rent and other charges payable by Tenant shall be fully abated, or if only partially damaged, such Rent and other charges shall be abated proportionately as to that portion of the Premises rendered untenantable, in either event (unless the Lease is terminated, as aforesaid) from the date of such casualty until fifteen (15) days after notice by Landlord to Tenant that the Premises have been substantially repaired and restored, or until Tenant resumes or can resume its normal business operations in the Premises, whichever shall first occur. Tenant shall continue the operation of Tenant’s business in the Premises or any part thereof not so damaged during any such period to the extent reasonably practicable from the standpoint of prudent business management, except for such abatement of Rent and other charges as hereinabove set forth. However, if such damages or other casualty were caused by the gross negligence or other wrongful conduct of Tenant or of Tenant’s subtenants, licensees, contractors, or invitees, or their respective agents or employees, there shall be no abatement of Rent or other charges. Except for the abatement of the Rent and other charges hereinabove set forth, Tenant shall not be entitled to, and hereby waives, all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Premises and/or for any inconvenience or annoyance occasioned by any such damage, destruction, repair, or restoration.

As used in this Paragraph, “restoration”, “restored”, “substantially restored”, or “substantially repaired and restored” shall be deemed to mean the Premises have been put in substantially the same quality and condition as existed immediately prior to such damage or destruction, is habitable for Tenant’s intended use, and is evidenced by the issuance of a certificate of occupancy by the appropriate governmental authority.

11. ASSIGNMENT - SUBLEASE. Tenant may not assign or encumber this Lease or its interest in the Premises or any part thereof arising under this Lease, and may not sublet any part or all of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld and provided that any proposed subtenant or assignee qualifies as a Permitted Tenant (as hereinafter defined). It shall not be deemed unreasonable for Landlord to withhold its consent under the following conditions:

(i) The assignee or sublessee does not have a net worth calculated according to generally accepted accounting principles at least equal to the greater of the net worth of Tenant immediately prior to such assignment or sublease or the net worth of the Tenant at the time it executed the Lease;

(ii) The intended use of the Premises by the assignee or sublessee is not reasonably satisfactory to Landlord;

(iii) The intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Project;

(iv) Occupancy of the Premises by the assignee or sublessee would, in Landlord’s opinion, violate any agreement binding upon Landlord or the Project with regard to the identity of tenants, usage in the Project, or similar matters;

(v) The identity or business reputation of the assignee or sublessee will, in good faith judgment of Landlord, tend to damage the goodwill or reputation of the Project;

(vi) The assignment or sublet is to another tenant in the Project and is at rates which are below those charged by Landlord for comparable space in the Project;

(vii) In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease; or

(viii) The proposed assignee or sublessee is a government entity.

Any assignment or sublease to which Landlord may consent (one consent not being any basis that Landlord should consent grant any further consent) shall not relieve Tenant of any of its obligations hereunder.

Because of obligations imposed upon Landlord under that certain Office Building Ground Lease Agreement dated as of January 1, 1998 (the “Ground Lease”) with The Board of Trustees of the Endowment Fund of North Carolina State University (the “Ground Lessor”) Tenant acknowledges and accepts that as a condition of any sublease or assignment, the business of such subtenant or assignee must at all times and in some way be connected or associated with the University such that said subtenant or assignee would be qualified to lease space directly from North Carolina State University (the “University”) in accordance with the University’s policies for leasing to tenants on Centennial Campus (a “Permitted Tenant”). In the event of a dispute concerning the qualifications of a subtenant or assignee, the question will be presented to the University’s Vice Chancellor for Research, Outreach, Extension and Economic Development for a decision. Should the subtenant or assignee be dissatisfied with the decision of the Vice Chancellor, the subtenant or assignee shall have the right to submit the question to the Chancellor of the University, whose decision shall be final. Notwithstanding the foregoing, the Ground Lessor has agreed that: (a) it will not deny Permitted Tenant status to any applicant for such status for reasons other than failure to meet the criteria generally applicable to other prospective tenants within Centennial Campus; and (b) any applicant for Permitted Tenant status which, at the time of such application, is already a tenant in good standing in Centennial Campus shall be granted Permitted Tenant status automatically.

In no event shall this Lease be assignable by operation of any law, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Tenant is not, may not become, and shall never represent itself to be, an agent of Landlord. Tenant expressly recognizes that Landlord’s title is paramount, and that it can do nothing to affect or impair Landlord’s title.

If this Lease shall be assigned or the Premises or any portion thereof sublet by Tenant at a rental that exceeds the rentals to be paid to Landlord hereunder, attributable to the Premises or portion thereof so assigned or sublet, then one-half of any such excess, after deducting the costs of assignment or subletting incurred by Tenant (e.g., upfitting expense, commissions, legal costs, etc.), shall be paid over to Landlord by Tenant, and refusal of Tenant to so agree shall be grounds based on which Landlord may withhold its consent to any sublease or assignment.

12. TENANT’S COMPLIANCE-INSURANCE REQUIREMENTS. Tenant shall comply with all applicable laws, ordinances and regulations affecting the Premises, now existing or hereafter adopted, including general rules and regulations for tenants (a copy of the present rules are attached as Exhibit C) as may be developed from time to time by Landlord and either delivered to Tenant or posted on the Premises. Landlord agrees that its rules and regulations will be enforced in a non-discriminatory manner as to all tenants.

Throughout the Initial Lease Term of this Lease, Tenant at its sole cost and expense shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s managing agent (presently Craig Davis Properties, Inc.) and Tenant public liability and property damage insurance with combined single limit coverage of at least $1,000,000.00 (with appropriate cross-liability endorsements so showing). Such policies shall insure against all liability of Tenant, Tenant’s authorized representatives, and anyone for whom Tenant is responsible, arising out of and in connection with Tenant’s use of the Premises, and shall insure Tenant’s performance of the indemnity provisions contained herein. Tenant shall also have adequate business interruption insurance and insure its personal property and fixtures located in the Premises and any improvements made by Tenant for their full insurable value, and Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the same, regardless of the cause thereof.

Prior to taking possession of the Premises, and thereafter at least thirty (30) business days prior to the renewal dates thereof, Tenant shall deliver to Landlord copies of original policies, or satisfactory certificates thereof, and a receipt showing payment of the next year’s premium. All such policies shall be non-assessable and shall contain language that: (A) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance, (B) the policies are primary and non-contributing with any insurance that Landlord may carry, and (C) the policies cannot be cancelled or changed except after thirty (30) days’ prior written notice to Landlord.

Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, members, managers, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, members, managers, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any fire, extended coverage, public liability or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. All policies of insurance carried or maintained pursuant to this Lease shall contain, or be endorsed to contain, a provision whereby the insurer waives all rights of subrogation against either Tenant or Landlord.

Subject to the terms of the preceding paragraph, Tenant shall indemnify and hold Landlord harmless from and against any and all claims arising out of (a) Tenant’s use of the Premises or any part thereof, (b) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, or any part thereof, (c) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (d) any act or negligence of Tenant, or any partner, shareholder, member, manager, officer, agent, employee, contractor, servant, invitee or guest of Tenant; and in each case from and against any and all damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising in connection with any such claim or claims as described in (a) through (d) above, or any action brought thereon, except for Landlord’s gross negligence or willful misconduct. If such action shall be brought against Landlord, Tenant upon notice from Landlord shall defend the same through counsel selected by Tenant’s insurer, or other counsel, which counsel in either case must be reasonably acceptable to Landlord. Tenant assumes all risk of damage or loss to its property or injury or death to persons in, on, or about the Premises, from all causes except those for which the law imposes liability on Landlord, regardless of any attempted waiver thereof, and Tenant hereby waives such claims in respect thereof against Landlord, except for Landlord’s gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Lease.

Landlord shall keep the Building, including but not limited to the improvements per the Complete Plans, insured against damage and destruction by fire, extended coverage peril, vandalism, and other perils in the amount of the full replacement value of the Building, as the value may exist from time to time.

Each party shall keep its personal property and trade fixtures in the Premises and Building insured with “all risks” insurance covering one hundred (100) percent of the replacement cost of the property and fixtures. Tenant shall also keep any post-occupancy improvements made to the Premises at Tenant’s request following occupancy insured to the same degree as Tenant’s personal property. The amounts of insurance coverage required by this Lease are subject to review at the end of each three-year period following the Term Commencement Date. At each review, if necessary to maintain the same level of coverage that existed on the Term Commencement Date, the amounts of coverage shall be increased to the lesser of: (i) the amounts of coverage carried by prudent landlords and tenants of comparable first class office buildings in the Wake, Durham and Orange

County, North Carolina area; or (ii) twenty-five (25) percent higher than the previous insurance amounts.

Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state of North Carolina with general policyholder’s ratings of at least A- and a financial size category of at least VIII in the most current Best’s Key Rating Guide available on the Term Commencement Date (if the Best’s ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies); (ii) name the nonprocuring party and Landlord’s managing agent as additional insureds as their interest may appear; (iii) provide that the insurance not be canceled or materially changed in the scope or amount of coverage unless thirty (30) days’ advance notice is given to the nonprocuring party; (iv) be primary policies—not as contributing with, or in excess of, the coverage that the other party may carry; (v) provide that any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant which might result in a forfeiture thereunder of such insurance or the amount of proceeds payable; (vi) have deductibles not greater than $1,000.00; and (vii) be maintained during the entire Initial Lease Term and any extension or renewal thereof.

By the Term Commencement Date and upon each renewal of its insurance policies, each party shall give certificates of insurance to the other party. The certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in this paragraph. The policies shall be renewed or replaced and maintained by the party responsible for that policy. If either party fails to give the required certificate within thirty (30) days after notice of demand for it, the other party may obtain and pay for that insurance and be entitled to receive immediate reimbursement from the party required to have the insurance.

13. SUBORDINATION-ATTORNMENT - LANDLORD FINANCING. Tenant agrees that this Lease will be either subordinate or superior to any mortgage heretofore or hereafter executed by Landlord covering the Premises, depending on the requirements of such mortgagee. Tenant, within ten (10) days of request to do so from Landlord or its mortgagee, will execute an agreement making this Lease superior or subordinate and containing such other covenants on Tenant’s part as Landlord’s mortgagee may reasonably request. Tenant will agree to attorn to said mortgagee provided the mortgagee agrees not to disturb Tenant’s possession hereunder so long as Tenant is in compliance with this Lease. Landlord consents to Tenant’s execution of Landlord’s mortgagee’s subordination, attornment and non-disturbance agreement, and to be bound by the provisions thereof. Further, Tenant agrees to execute within ten (10) days of request therefor, and as often as requested, estoppel certificates confirming any factual matter requested therein which is true and is within Tenant’s knowledge regarding this Lease, the Premises, or Tenant’s use thereof, including, but not limited to, date of occupancy, termination date of this Lease, the amount of rent due and date to which rent is paid, whether or not Tenant has any defense or offsets to the enforcement of this Lease or the rent payable hereunder or knowledge of any default or breach by Landlord, and that this Lease is in full force and effect except as to any modifications or amendments, copies of which Tenant shall attach to such estoppel certificate. Tenant’s obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord’s execution of this Lease and Tenant’s failure to timely furnish said estoppel will constitute an event of default under this Lease. No cure or grace period provided in this Lease shall apply to Tenant’s obligations to timely deliver an estoppel certificate.

Tenant agrees to give any mortgagee of Landlord which has provided a non-disturbance agreement to Tenant, notice of, and a reasonable opportunity to cure (which shall in no event be less than thirty (30) days after written notice thereof delivered to mortgagee as herein provided) any Landlord default hereunder; and Tenant agrees to accept such cure if effected by such mortgagee. No termination of this Lease by Tenant shall be effective until such notice has been given and unless such cure period has expired without such default having been cured. Further Tenant agrees to permit such mortgagee (or other purchaser at any foreclosure sale), and its successors and assigns, on acquiring Landlord’s interest in the Premises and the Lease, to become substitute Landlord hereunder, with liability only for such Landlord obligations as accrue after Landlord’s interest is so acquired.

14. SIGNS. Tenant may not erect, install or display any sign or advertising material upon the Building exterior, the exterior of the Premises, or the exterior walls thereof, or in any window therein, without the prior written consent of Landlord, excluding suite entry and monument signage hereby approved by Landlord. Landlord shall furnish, install and maintain a Building directory at a location in or near the lobby listing the name of Tenant and the room number of Tenant’s entrance.

15. ACCESS TO PREMISES. Landlord shall have the right, either itself or through its authorized agents, to enter the Premises at all reasonable times for inspection to show prospective tenants within one hundred eighty (180) days of the termination date hereof, as extended by an exercised option, to allow inspection by mortgagees, and to make such repairs, alterations or changes as Landlord deems necessary, with reasonable advance notice where possible. Tenant, its agents, employees, invitees, and guests, shall have the right of ingress and egress to common and public areas of the Building, provided Landlord by reasonable regulation may control such access for the comfort, convenience, safety and protection of all tenants in the Building.

16. DEFAULT. If Tenant: (A) fails to pay within five (5) days of its due date any rent or other sums which Tenant is obligated to pay as provided herein; or (B) breaches any other agreement, covenant or obligation herein set forth and within fifteen (15) days after notice thereof fails to commence to cure such breach, or diligently prosecute to complete cure such breach after commencing cure; or (C) files (or has filed against it) any petition or action for relief under any creditor’s law (including bankruptcy, reorganization, or similar actions), either in state or federal court; or (D) becomes insolvent, makes any transfer in fraud of creditors, has a receiver appointed for its assets, or makes an assignment for benefit of creditors, then Tenant shall be in default hereunder, and, in addition to any other lawful right or remedy which it may have, Landlord, without notice to Tenant, may do any one or more of the following: (i) terminate this Lease; or (ii) repossess the Premises, and with or without terminating, relet the same at such amount as Landlord deems reasonable, and if the amount is less than Tenant’s rent, Tenant shall immediately pay the difference on demand to Landlord, but if in excess of Tenant’s rent and other monetary obligations hereunder, the entire amount shall belong to Landlord free of any claim of Tenant thereof. All expenses of Landlord in repairing, restoring or altering the Premises for reletting, together with leasing fees and all other expenses in seeking and obtaining a new tenant, shall be charged to and become a liability of Tenant. Landlord’s actual attorneys’ fees in pursuing any of the foregoing remedies, or in collecting any rents due by Tenant, shall be paid by Tenant.

Tenant further agrees that Landlord may obtain an order for summary ejectment from any court of competent jurisdiction without prejudice to Landlord’s rights to otherwise collect rents from Tenant.

All rights and remedies of Landlord are cumulative, and the exercise of any one shall not be an election excluding Landlord at any other time from exercise of a different or inconsistent remedy. No exercise by Landlord of any right or remedy granted herein shall constitute or effect a termination of this Lease unless Landlord shall so elect by written notice delivered to Tenant.

No waiver by Landlord of any covenant or condition shall be deemed to imply or constitute a further waiver of the same at a later time, and acceptance of rent by Landlord, even with knowledge of a default by Tenant, shall not constitute a waiver of such default.

17. PROPERTY OF TENANT. Tenant shall timely pay any and all taxes levied or assessed against or upon Tenant’s equipment, fixtures, furniture, leasehold improvements, and personal property located in the Premises. Tenant, if not in default hereunder, and prior to the expiration date of this Lease, may remove all fixtures and equipment which it has placed in the Premises, provided Tenant repairs all damages caused by such removal. If Tenant does not remove its property from the Premises upon termination (for whatever cause) of this Lease, such property shall be deemed abandoned by Tenant, and Landlord may dispose of the same in whatever manner Landlord may elect, with no obligation to account to Tenant for same.

18. EMINENT DOMAIN. If all of the Premises, or such part thereof as will make the same unusable for the purposes contemplated by this Lease, be taken under the power of eminent domain (or a conveyance in lieu thereof), then this Lease shall terminate as of the date possession is taken by the condemnor, and rent shall be adjusted between Landlord and Tenant as of such date. If only a portion of the Premises are taken and Tenant can continue use of the remainder for the intended use of Tenant and its invitees, then this Lease will not terminate, but rent shall abate in a just and proportionate amount to the loss of use occasioned by the taking. Tenant shall have no right or claim to any part of any award made to or received by Landlord for any taking and no right or claim for any alleged value of the unexpired portion of this Lease; provided, however, that Tenant shall not be prevented from making a claim against the condemning party (but not against Landlord) for any moving expenses, loss of profits, or taking of Tenant’s personal property (other than its leasehold estate) to which Tenant may be entitled.

19. QUIET ENJOYMENT. If Tenant promptly and punctually complies with each of its obligations hereunder, it shall peacefully have and enjoy the possession of the Premises during the Initial Lease Term or any renewal thereof, provided that no action of Landlord or other tenants in working in other space in the Building, or in repairing or restoring the Premises, shall be deemed a breach of this covenant, or give to Tenant any right to modify this Lease either as to term, rent payable, or other obligations to be performed.

20. SECURITY DEPOSIT. Landlord shall retain the Security Deposit as security for the performance by Tenant of each of its obligations hereunder. If Tenant fails at any time to perform its obligations, Landlord may at its option apply said deposit, or so much thereof as is required, to cure Tenant’s default, but if prior to the termination of this Lease Landlord depletes said deposit in whole or in part, Tenant shall immediately restore the amount so used by Landlord. This deposit shall not bear interest and unless Landlord uses the same to cure a default of Tenant, or to restore the Premises to the condition that Tenant is required to leave them at the conclusion of the term, Landlord shall within thirty (30) days of the termination of this Lease refund to Tenant so much of the deposit as it continues to hold.

21. NOTICES. All notices which may or are required to be given under this Lease shall be in writing and may be delivered in either of the following ways: by personal service; by certified, registered or express United States mail, postage prepaid, return receipt requested; by overnight courier services such as Federal Express; or by facsimile transmission with receipt confirmation, and addressed or sent to the party to be notified at the applicable address set forth in Paragraph 1.1 hereof, or to such other address (or facsimile number) as a party may specify by notice duly given. Notices given in the foregoing manner shall be effective (except as provided in the next succeeding paragraph) when personally delivered, if mailed on the earlier of the date actually received or three business days after deposited in the United States mail, the next business day if sent by overnight courier, and the date the facsimile transmission is received on a business day, if before noon, otherwise on the next succeeding business day.

Notice of a change of address or facsimile number shall be given in writing to the other party as provided above, but shall not be effective until ten (10) days after receipt. Notices may be given on behalf of any party by such party’s legal counsel.

22. HOLDING OVER. If Tenant shall hold over after the expiration of the Initial Lease Term or other termination of this Lease, such holding over shall not be deemed to be a renewal of this Lease but shall be deemed to create a tenancy-at-sufferance and by such holding over Tenant shall be deemed to have agreed to be bound by all of the terms and conditions of this Lease, except those as to the term hereof, and during such tenancy-at-sufferance, Tenant shall pay to Landlord (A) Fixed Rent at the rate equal to two hundred percent (200%) of that provided for in Paragraph 1.1 (as such rental amount may have been increased in accordance with Paragraph 7 or otherwise), and (B) any and all operating expenses or other forms of additional rent payable under the terms of this Lease. The increased rental during such holding over is intended to partially compensate Landlord for losses, damages and expenses, including frustrating and delaying Landlord’s ability to secure a replacement tenant.

23. BROKER’S COMMISSIONS. Tenant represents and warrants that it has not had dealings with any real estate broker, finder or other person, with respect to this Lease in any manner, except for the Tenant’s Broker, if any, identified in Paragraph 1.1 hereof. Landlord shall pay any commissions or fees that are payable to said Broker and the Landlord’s Broker with respect to this Lease pursuant to separate agreements that it has with one or both of them. Tenant shall indemnify and hold Landlord harmless from any and all damages resulting from any current or future claims that may be asserted against Landlord by any other broker, finder or other person, claiming to have dealt with Tenant in connection with this Lease. The provisions of this paragraph shall survive the termination of this Lease.

24. ENVIRONMENTAL COMPLIANCE.

(A) Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be used, stored, generated or disposed of on or in the Premises by Tenant, Tenant’s agents, subtenants, employees, contractors or invitees, except in conformity with all applicable legal requirements. If Hazardous Materials are used, stored, generated or disposed of on or in the Premises, except as permitted above, or if the Premises become contaminated in any manner for which Tenant is legally liable, Tenant shall indemnify and hold harmless the Landlord from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses arising during or after the Initial Lease Term and arising as a result of such contamination by Tenant. This indemnification includes, without limitation, any and all costs incurred due to any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision. Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Materials on the Premises in violation of any applicable legal requirements, and such results in contamination, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to the presence of any such Hazardous Materials on the Premises. Tenant shall first obtain Landlord’s approval for any such remedial action.

(B) Landlord warrants and represents that, to its best knowledge, no use, storage, treatment or transportation of Hazardous Materials has occurred in or on the Premises prior to the date hereof in violation of any applicable federal, state and local laws, regulations and ordinances. Landlord additionally warrants and represents that, to its best knowledge, no release, leak, discharge, spill, disposal or emission of Hazardous Materials has occurred in, on or under the Premises, and that the Premises are free of Hazardous Materials as of the date hereof. Tenant shall have the right within thirty (30) days after the execution of this Lease to conduct an environmental examination of the Premises and if such examination shall reveal any Hazardous Materials, Landlord shall have the right to remediate such Hazardous Materials at its own expense or to refuse to do so and if Landlord shall refuse to remediate such Hazardous Materials, Tenant shall have the right to terminate this Lease and have any rent paid refunded to Tenant. Landlord shall indemnify and hold harmless the Tenant from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses arising prior to, during or after the Initial Lease Term and arising as a result of such contamination by Landlord. This indemnification includes, without limitation, any and all costs incurred due to any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision.

(C) Tenant shall not cause or permit any Hazardous Material to be brought upon, kept, or used in or about the Premises, or the Building and related Improvements by Tenant, its subtenants, agents, employees, contractors, or invitees, except for such Hazardous Material as is necessary for the operation of the Premises for the uses permitted under this Lease. Any Hazardous Material permitted on the Premises as provided under this subparagraph (C) and all containers therefor, shall be used, kept, stored, transported or disposed of in a manner that complies with all federal, state, and local laws and regulations applicable to such Hazardous Material.

(D) Tenant shall not cause or permit any discharge, spill, leak, emit, dispose of, or permit to be discharged, spilled, leaked, emitted, or disposed of any material on, at, or in the Leased Premises or the Building or into the atmosphere, ground, sewer system, or any body of water, contrary to any applicable legal requirements by Tenant, its subtenants, agents, employees, contractors or invitees if that material (including without limitation materials which may be so determined by any governmental authority or so designated by notice from the Landlord to the Tenant) does or may pollute or contaminate the same, or may adversely affect (i) the health, welfare, or safety of persons whether located in or at the Premises, Building, or elsewhere, or (ii) the condition, use or enjoyment of the Premises or any other real or personal property.

(E) Tenant shall maintain (and require any subtenant to so maintain) records and upon request disclose to Landlord or the University the names and approximate amounts of all Hazardous Material that such Tenant or subtenant intends to use, keep, store, transport, or dispose of (or allow any such activity) on the Premises. In addition, Tenant shall maintain (and require any subtenant to so maintain) records and upon request disclose to Landlord or the University the names and amounts of all Hazardous Materials that were actually used, kept, stored, transported, or disposed of on the Premises if those materials were not previously identified to Landlord.

(F) As used herein, the term “Hazardous Material” means, (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and the regulations promulgated thereunder; (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (iii) any material or substance regulated by the Toxic Substances Control Act, as amended from time to time, and regulations promulgated thereunder; (iv) any material or substance regulated by the Federal Insecticide, Fungicide and Rodenticide Act, as amended from time to time, and the regulations promulgated thereunder; (v) any oil, petroleum products, and their by-products; and (vi) any other hazardous, toxic or dangerous material or substance that is or becomes regulated by any federal, state or local law or regulation.

(G) Tenant hereby agrees that it shall be fully liable for all costs and expenses related to the use, storage, transportation or disposal of any Hazardous Material on the Premises by the Tenant, its subtenants, agents, employees, contractors or invitees and the Tenant shall give immediate notice to the Landlord of any violation or potential violation of the provisions of Subparagraph (A) hereof. Tenant shall defend, indemnify, and hold harmless Landlord and its agents, and employees from and against any all claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses (including, without limitation, attorneys’ and consultants’ fees, court costs, and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (i) the presence, use, storage, transportation, disposal, release, or threatened release of any such Hazardous Material that is on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise at the Premises or Building (excluding, however, any Hazardous Material that has been stored, used, transported, disposed or released (or threatened to be released) by Landlord); (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to that Hazardous Material; (iii) any lawsuit brought or threatened, settlement reached, or government order relating to that Hazardous Material; or (iv) any violation of any federal, state or local laws applicable thereto. The provisions of this subparagraph (G) hereof shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or equity and shall survive the transactions contemplated herein and shall survive the termination of this Lease.

(H) Tenant shall comply with the requirements of Exhibit F, Radioactive Materials/Radiation Equipment Requirements and matters related thereto, and Landlord shall deliver the Premises in compliance therewith.

25. RIGHT TO RELOCATE. Landlord, at its option, may substitute for the Premises other space (hereafter called “Substitute Premises”) within the Building of which the Premises are located or another building in the office park where the Building is located before the Term Commencement Date or at any time during the term or any extension of this Lease. Insofar as reasonably possible, the Substitute Premises shall have a comparable square foot area and a configuration substantially similar to the Premises. Landlord shall give Tenant at least sixty (60) days written notice of its intention to relocate Tenant to the Substitute Premises. This notice will be accompanied by a floor plan of the Substitute Premises. After such notice, Tenant shall have ten (10) days within which to agree with Landlord on the proposed new space and unless such agreement is reached within such period of time, this Lease may be terminated by Landlord at the end of the sixty (60) day period of time following the aforesaid notice. Landlord agrees to construct or alter, at its own expense, the Substitute Premises as expeditiously as possible so that they are in substantially the same condition that the Premises were in immediately prior to the relocation. Landlord shall have the right to reuse the fixtures, improvements, and alterations used in the Premises. Tenant agrees to occupy the Substitute Premises as soon as the Landlord’s work is substantially completed and a certificate of occupancy is issued for the Substitute Premises. Landlord shall pay Tenant’s reasonable cost of moving Tenant’s furnishings, trade fixtures, and inventory to the Substitute Premises.

Except as provided herein, Tenant agrees that all of the obligations of this Lease, including the payment of rent, will continue despite Tenant’s relocation to the Substitute Premises. Upon substantial completion of the Substitute Premises, this Lease will apply to the Substitute Premises as if the Substitute Premises had been the space originally described in the Lease. Landlord shall use all reasonable efforts to minimize any period when the Premises shall be closed to the public as a result of the relocation.

26. MISCELLANEOUS. Headings of paragraphs are for convenience only and shall not be considered in construing the meaning of the contents of such paragraph. The invalidity of any portion of this Lease shall not have any effect on the balance hereof. Should either party institute any legal proceedings against the other party for breach of any provision herein contained, and prevail in such action, the losing (guilty) party shall in addition be liable for the costs and expenses of the prevailing party, including its reasonable attorneys’ fees (at all tribunal levels). This Lease shall be binding upon the respective parties hereto, and upon their heirs, executors, successors and assigns. This Lease supersedes and cancels all prior negotiations between the parties, and no changes shall be effective unless in writing signed by the party affected by such change. Time is of the essence as to the performance of Tenant’s obligations under this Lease. Landlord reserves the right to promulgate (and change from time to time) reasonable regulations it deems appropriate for the common use and benefit of all tenants, with which regulations Tenant shall comply. Landlord may sell the Premises or the Building without affecting the obligations of Tenant hereunder; upon the sale of the Premises or the Building, Landlord shall be relieved of all responsibility for the Premises and shall be released from any liability thereafter accruing under this Lease. If any security deposit or prepaid rent has been paid by Tenant, Landlord may transfer the security deposit or prepaid rent to Landlord’s successor. Tenant agrees to attorn to any successor to Landlord. This Lease may not be recorded, but a memorandum of this Lease may be recorded by either party, and either party agrees on request of the other party to execute a memorandum hereof for recording purposes. The singular shall include the plural, and the masculine, feminine or neuter includes the other. If Landlord, or its employees, officer, directors, members, managers, stockholders or partners are ordered to pay Tenant a money judgment because of Landlord’s default under this Lease, said money judgment may only be enforced against and satisfied out of: (i) Landlord’s interest in the Building in which the Premises are located including the rental income and proceeds from sale; and (ii) any insurance or condemnation proceeds received because of damage or condemnation to, or of, said Building that are available for use by Landlord. No other assets of Landlord or said other parties exculpated by the preceding sentence shall be liable for, or subject to, any such money judgment. In the event of a conflict between this Lease and the Ground Lease, the terms and conditions of the Ground Lease shall control. If Tenant is a corporation, trust, limited liability company or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represent and warrant to Landlord that such individual is duly authorized to execute and deliver this Lease on behalf of said entity. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in duplicate originals, all as of the day and year first above written.

LANDLORD:

DAVIS-SANDLER THREE LLC, a North Carolina
limited liability company

By:	/s/ CRAIG M. DAVIS
Manager

TENANT:

TOGETHERSOFT CORPORATION, a Delaware Corporation

By:	/s/ PETER COAD
Name:	Peter Coad
Its:	President

EXHIBIT “A”

[GRAPHIC APPEARS HERE]

EXHIBIT B

(Plans and Specifications for Tenant Improvements)

TO BE ATTACHED

EXHIBIT C

(Building Rules and Regulations)

The following rules and regulations have been adopted by the Landlord for the care, protection and benefit of the Premises and the Building and for the general comfort and welfare of the tenants.

1.	The sidewalks, entrances, halls, passages, elevators, and stairways shall not be obstructed by the Tenant or used by it for any other purpose than for ingress and egress.

2.	Toilet rooms and other water apparatus shall not be used for any purpose other than those for which they are constructed.

3.	The Tenant shall not do anything in the premises, or bring or keep anything therein, which shall in any way conflict with any law, ordinance, rule or regulation affecting the occupancy and use of the premises, which are or may hereafter be enacted or promulgated by any public authority or by the Board of Fire Underwriters.

4.	In order to insure proper use and care of the Premises, neither the Tenant nor agent nor employee of the Tenant shall:

a.	Allow any furniture, packages or articles of any kind to remain in corridors except for short periods incidental to moving same in or out of the Building or for cleaning or rearranging occupancy of leased space.

b.	Maintain or utilize bicycles or other vehicles in the Building.

c.	Mark or defile elevators, toilet rooms, walls, windows, doors or any part of the Building.

d.	Keep animals or birds on the Premises.

e.	Deposit waste paper, dirt or other substances in corridors, stairways, elevators, toilets, restrooms, or any other part of the Building not leased to it.

f.	Fasten any articles, drill holes, drive nails, or screws into walls, floors, doors, or partitions, or otherwise mar or deface any of them by paint, papers or otherwise, unless written consent is first obtained from the Landlord.

g.	Operate any machinery within the Building except customary office equipment, such as dictaphones, personal computers, printers, copiers, calculators, electric typewriters, and the like. Special equipment or machinery used in the trade or profession of the Tenant may be operated only with the prior written consent of the Landlord.

h.	Tamper or interfere in any way with windows, doors, locks, air conditioning controls, heating, lighting, electrical or plumbing fixtures.

i.	Leave Premises unoccupied without locking all doors, extinguishing lights and turning off all water outlets.

j.	Install or operate vending machines of any kind in the Premises without written consent of Landlord.

5.	The Landlord shall have the right to prohibit any advertising by the Tenant, which, in its opinion, tends to damage the reputation of the Building or its desirability, and upon written notice from Landlord, the Tenant shall discontinue any such advertising.

6.	The Landlord reserves the right to designate the time when and method whereby freight, furniture, safes, goods, merchandise and other articles may be brought into, moved or taken from the Building and the Premises leased by the Tenant; and workmen employed, designated or approved by the Landlord must be employed by Tenant for repairs, painting, material moving and other similar work that may be done on the Premises.

7.	The Tenant will reimburse the Landlord for the cost of repairing any damage to the Premises or other parts of the Building caused by the Tenant or the agents or employees of the Tenant, including replacing any glass broken.

8.	The Landlord shall furnish a reasonable number of door keys for the needs of the Tenant, which shall be surrendered on termination of the Lease, and reserves the right to require a deposit to insure their return at termination of the Lease. The Tenant shall obtain keys only from the Landlord, shall not obtain duplicate keys from any outside source, and shall not alter the locks or effect any substitution.

9.	The Tenant shall not install in the Premises any metal safes or permit any concentration of excessive weight in any portion thereof without first having obtained the written permission of the Landlord.

10.	The Landlord reserves the right at all times to exclude newsboys, loiterers, vendors, solicitors and peddlers, from the Building and to require registration, satisfactory identification and credentials from all persons seeking access to any part of the Building outside of Normal Operating Hours. Normal Operating Hours shall mean Monday through Friday from 7:00 a.m. to 7:00 p.m., and Saturday from 9:00 a.m. to 12:00 noon, except on legal holidays. The Landlord will exercise its best judgment in the execution of such control but shall not be held liable for the granting or refusal of such access. The Landlord reserves the right to exclude the general public from the Building after Normal Operating Hours and on weekends and holidays.

11.	The attaching of wires to the outside of the Building is absolutely prohibited, and no wires shall be run or installed in any part of the Building without the Landlord’s permission and direction.

12.	Requests for services of janitors or other Building employees must be made to the Landlord. Agents or employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

13.	Signs or any other tenant identification shall be in accordance with standard signage for the Building. No signs of any nature shall be placed in the windows so as to be visible from the exterior of the Building. All signs not approved in writing by the Landlord shall be subject to removal without notice.

14.	Any improvements or alterations to the Premises by Tenant shall be approved in advance by the Landlord and all such work, if approved, shall be done at the Tenant’s sole expense under the supervision of the Landlord.

15.	Tenant shall have a non-exclusive right to use all driveways and parking areas adjoining the Premises. Landlord shall have the authority to assign parking areas for Tenant and Tenant’s employees, if deemed necessary by Landlord.

16.	If additional drapes or window decorations are desired by Tenant, they shall be approved by Landlord and installed at the Tenant’s expense under the direction of the Landlord.

The Landlord shall have the right to make such other and further reasonable rules and regulations as, in the judgment of the Landlord, may from time to time be necessary for the safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, effective five (5) days after all tenants have been given written notice thereof.

EXHIBIT “D”

[BALLENTINE ASSOCIATES, P.A. GRAPHIC APPEARS HERE]

221 Providence Road

Eastowne Office Park

Chapel Hill, NC 27514

919/929-0481 Chapel Hill

919/489-4789 Durham

919/489-2803 Fax

Venture III Lease Parcel Description

NCSU Centennial Campus

Raleigh, N.C.

Commencing at NCGS Monument “Centennial”, having NAD 83 grid coordinates of N=736,951.16’, E=2,095,748.55’; thence along a tie line bearing South 44°l4’31” West a distance of 319.24 feet to a point, said point being the point and place of beginning of Parcel ‘C’ venture III Lease Area; thence bearing South 64°02’44” East a distance of 217.09 feet to a point; thence along and with the arc of a curve to the right, said curve having a radius of 40 feet, a delta angle of 74°06’59”, and an arc length of 51.74 feet to a point; thence bearing South 10°04’11” West a distance of 155.46 feet to a point; thence bearing North 79°59’27” West a distance of 237.58 feet to a point; thence bearing North 10°00’33” East a distance of 253.61 feet to the point and place of beginning, containing 1.19 acres, and being all of the piece of land titled “Parcel ‘C’ Venture III Lease Area” as shown on map by Ballentine Associates entitled “Venture Center At Centennial Campus Venture III Lease Area”, dated April 10, 2000.

• PLANNING • CIVIL ENGINEERING • SURVEYING • STRUCTURAL ENGINEERING

EXHIBIT F

RADIOACTIVE MATERIALS/RADIOACTIVE EQUIPMENT REQUIREMENTS

1.	Ionizing Radiation Producing Equipment

Ionizing Radiation Producing Equipment including particle accelerators must be procured, registered or licensed, and used in full compliance with the rules and regulations published in the most current version of the “North Carolina Regulations for Protection Against Radiation” (15A NCAC 11). See also the conditions of use as listed under Paragraph 3 below.

2.	Radioactive Materials

(a)	Generally Licensed Radioactive Materials. Generally Licensed Radioactive Materials may be procured and used under the general licensing provisions of the U.S. Nuclear Regulatory Commission as adopted by the State of North Carolina in 15A NCAC 11. The Landlord requires that the Tenant comply fully with all aspects of the general license requirements. See also the conditions of use listed under Paragraph 3 below.

(b)	Radioactive Materials Covered As Either Source Material Exempt (15A NCAC 11.0302) Or As Exempt Quantities: Other Than Source Material (15A NCAC 11.0304) Or Under A Specific License (Including License of Blood Scope). Radioactive Material in this category must be procured, licensed, and used in full compliance with the rules and regulations published in the most current version of the “North Carolina Regulations for Protection Against Radiation” (15A NCAC 11). The Landlord also specifically requires that:

(i) This use will not result in any disposal of radioactive materials to the sanitary sewer or to the atmosphere. Landlord requires that this prohibition be a condition of the license application.

(ii) Tenant shall dispose of all radioactive waste. On-site storage of radioactive waste generated by Tenant shall be limited to decay-in-storage for radioactive materials with a half-life less than or equal to one hundred (100) days. Radioactive waste containing radioisotopes with a half-life greater than one hundred (100) days may not be stored on the Premises or anywhere else on property of the Landlord, the Ground Lessor or the State of North Carolina. The disposal methods for this material must be documented in the radiation safety program.

(iii) This use will be consistent with any other permits and/or agreements between the University and the State of North Carolina and/or the United States Environmental Protection Agency related to protection of the environment.

(iv) The Landlord will not consider Tenant’s obligations under this Lease terminated or expired until the Tenant demonstrates and certifies that all radioactive material has been removed and that no radioactive contamination in excess of 200 disintegrations per minute from beta or gamma activity or 30 disintegrations per minute from alpha activity remains. This shall be the case for all surfaces of the Premises including within hoods and sinks and associated conduits. The Landlord may require that the Tenant hire a third-party qualified expert at its cost to make this certification. The Landlord also reserves the right to make any measurements as it may deem necessary with regard to termination of the Lease.

3.	Conditions of Use; Ionizing Radiation Producing Equipment and Radioactive Materials.

The Tenant is responsible for performing all actions associated with licensing or registration and for all activities associated with compliance with the rules and regulations in 15A NCAC 11. Activities associated with this license or registered activity are strictly between the Tenant and the State of North Carolina. The Landlord in no way serves as an agent for the Tenant in this regard nor is the Landlord responsible for furnishing any special building features or services to support these activities.

The Tenant is responsible for providing the North Carolina State University Environmental Health and Safety Center, Radiation Protection Division (or other appropriate entity) a current written inventory of all registered or licensed equipment or material and the Division may require copies of pertinent documents demonstrating compliance with North Carolina regulations. The Radiation Protection Division may visit the Premises and inspect activities of the Tenant with respect to these licensed and/or registered activities. Upon completion or termination of this Lease, the Tenant is solely responsible for removing or transferring all such registered or licensed devices or material and termination or completion of this Lease shall not be considered complete until this action is certified.

The Tenant shall be responsible for developing emergency plans and notification procedures as required by federal, state, or municipal government and to supply copies of these approved documents to the Landlord.

4.	Nonionizing Radiation Producing Equipment

Nonionizing radiation producing equipment including lasers and microwave sources shall comply with North Carolina regulations and the appropriate American Standards Institute standards, e.g., ANSI Z136 for lasers. The Tenant is responsible for providing the North Carolina State University Environmental Health and Safety Center, Radiation Protection Division (or other appropriate entity) a current written inventory of all such equipment and the Division may require copies of pertinent documents demonstrating compliance with appropriate regulations. Tenant shall supply copies thereof to the Landlord.

43